Exhibit 99.2


                       Provident Community Bancshares Inc.
      Announces Plan to Relocate Corporate Headquarters to Rock Hill, S.C.

   No Impact on Employees or Facilities in Union County Anticipated


    ROCK HILL, S.C.--(BUSINESS WIRE)--Jan. 16, 2007--Provident Community Bancshares Inc. (NASDAQ: PCBS), the parent company of Provident Community Bank, announced today that it plans to relocate its corporate headquarters from Union, S.C., to Rock Hill, S.C., in a move designed to strengthen the Company's position within the Upstate South Carolina market.

    Provident Community Bank will continue to maintain its historic presence in Union County, where the bank was established in 1934, although the headquarters of the bank will be relocated to Rock Hill. Provident Community Bank also will continue to operate four facilities in Union County and no jobs or functions will be affected by this change.

    "This change, while having no impact on Union County in terms of employment, provides the opportunity for Provident Community Bank to continue building upon the robust growth that we have achieved over the past few years," said Dwight V. Neese, president and chief executive officer of Provident Community Bancshares Inc. "And we believe that will be good for Union County and all of the communities we serve."

    Despite the Company's positive financial performance over the past three years, investors continue to undervalue Provident's shares, Neese said, in part because of the perception that it continues to serve a primarily rural base. In fact, the majority of the bank's recent growth has come from its expansion in high-growth areas of Upstate South Carolina, including York County, where Rock Hill is located, and Greenville County. Rock Hill, located along the I-77 corridor, is part of the Charlotte, N.C., metropolitan area.

    "Rock Hill was the third-fastest-growing city in South Carolina from 2000 to 2005 and continues to benefit from its proximity to Charlotte, the nation's second largest financial center and a dynamic engine of economic growth for our entire region," Neese said. "Being headquartered there will allow us to share in the vibrant economy of Rock Hill and York County to an extent that otherwise might not be possible."

    As a publicly traded company - Provident shares are traded on the NASDAQ Global Market under the symbol PCBS - the company must weigh factors such as investor perceptions in all of the decisions it makes, Neese said. But the bank's core mission - providing superior client-focused community banking services from a locally owned bank - hasn't changed.

    "We've succeeded over the past 73 years by caring about the success of our clients and caring about the communities where we live and work," Neese said. "Every resident of Union County and all of the other communities we serve can rest assured that's not going to change."

    Provident's fastest-growing Rock Hill location, at 2700 Celanese Road, will become the bank's new headquarters location, Neese said.

    The headquarters relocation is subject to approval by the Office of the Comptroller of the Currency. Approval is expected in the first quarter of 2007.

    Chartered in 1934, Provident Community Bank has approximately $388.2 million in assets and 10 banking centers in Union, Laurens, Fairfield, York and Greenville counties. The Company's stock is traded on the NASDAQ Global Market under the symbol PCBS (Provident Community Bancshares). For more information visit the Company's website at www.providentonline.com.

    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006, and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2005.



    CONTACT: Provident Community Bancshares Inc.
             Brenda Billardello, 803-980-1857